Exhibit 99.1

UpHealth Announces 2020 Financial Results

Pro Forma Combined Revenue of $117 Million; 58% Gross Margin; Adjusted EBITDA of $8 Million

Business Combination with GigCapital2 Expected to Close in Q2

Delray Beach, FL; Palo Alto, CA; St. Louis, MO -- (BUSINESS WIRE) — March 31, 2021 — UpHealth Holdings Inc. (“UpHealth”), an integrated global platform serving four large digital health markets, today announced pro forma combined financial results for the year ended December 31, 2020 reflecting the intended combination of UpHealth, Cloudbreak Health, LLC (“Cloudbreak”), Innovations Group, Inc. (“Innovations Group”), and that portion of Glocal Healthcare Systems Private Limited (“Glocal”) that UpHealth does not already own.

GigCapital2, inc. (NYSE:GIX) (“GigCapital2”) recently filed on March 23, 2021 with the U.S. Securities and Exchange Commission (“SEC”) an amended registration statement on Form S-4/A, which includes a prospectus and a preliminary proxy statement, to approve the business combinations of GigCapital2 with each of UpHealth and Cloudbreak. UpHealth is separately in the process of closing its acquisition of Innovations Group and that portion of Glocal that UpHealth does not already own. On a pro forma combined basis for the calendar year ended December 31, 2020 of the combination of UpHealth (including Innovations Group and Glocal) and Cloudbreak, the companies met the 2020 financial projections provided during the roadshow presentation of the various companies in connection with GigCapital2’s business combinations with UpHealth and Cloudbreak, with pro forma combined revenue of $117 million, gross margin of 58%, and adjusted EBITDA of $8 million. Upon completion of the business combinations with GigCapital2, Cloudbreak’s unified telemedicine platform will be fully integrated into UpHealth, and prior to that time, UpHealth is expected to have closed on the acquisition of Innovations Group and the majority of equity interests in Glocal.

“We are very pleased with UpHealth’s pro forma combined performance for 2020 and believe that UpHealth is well-positioned to continue to lead the digital transformation of healthcare globally. Our existing and in-the-process-of-being-acquired unique suite of technology-enabled solutions are deployed worldwide and their synergies have continued to grow,” stated Dr. Ramesh Balakrishnan, Co-Chief Executive Officer, UpHealth. “We have substantial visibility into what will be our key growth drivers in 2021 and expect our profitability metrics to strengthen further, reflecting our rapidly expanding scale. We remain excited about our ability to further address healthcare disparities and access to care, as well as the impact our services can have across the care continuum represented by the Company’s significant base of partners, including our U.S. and International telehealth network of 1,800+ healthcare venues, 13,000 physician prescribers, some of the nation’s largest health plans and municipalities as well as the education and employer markets.”

“The COVID-19 pandemic has greatly impacted the lives of so many around the world,” stated, Al Gatmaitan, DSc, FACHE, Co-Chief Executive Officer & President, UpHealth. “The combined teams at UpHealth and Cloudbreak mobilized to deliver mission critical digital health solutions to those who needed them most. From expanding the distribution of vaccines in remote areas of India, to medical interpreters providing care in over 250 languages, to caring for mental health patients remotely, UpHealth was there for our clients—healthcare systems, clinics and hospital networks around the globe—that were stretched to their breaking point.” He added, “Although the COVID-19 pandemic continues to rage, the UpHealth and Cloudbreak teams are working day and night to innovate solutions for the ever-changing needs of our rapidly evolving healthcare system.”

Corporate Milestones and Recent Accomplishments

•	March 24, 2021—UpHealth Appoints Jay Jennings as its CAO

•	March 23, 2021 – GigCapital2 files Form S-4/A

•	March 10, 2021 – GigCapital2 Announces Stockholder Approval of Extension Amendment to Complete its Business Combinations with UpHealth Holdings, Inc. and Cloudbreak Health, LLC to June 10, 2021

•	March 4, 2021—Cloudbreak Health And MedQuest Join Forces to Simplify Pharmacy Access via Telemedicine

•

March 2, 2021—Strong Start to 2021: Glocal Healthcare Team Signs Contracts in Namibia and Uzbekistan and is Recognized by Her Majesty, Queen Mathilde of Belgium as Leading, International Healthcare Innovator

•	March 2, 2021—UpHealth’s Behavioral Health Services, Innovative Psychiatry Provider, Identifies Post-COVID Opportunities for Growth

•	February 8, 2021 – GigCapital2 files Form S-4

•	January 27, 2021—The National Health Mission of Madhya Pradesh Selects Glocal Healthcare Systems to Bring Telehealth to 13.75 Million Citizens in the Republic of India

•	January 26, 2021—Thrasys a subsidiary of UpHealth Holdings Inc., Accelerates Technology Innovation with New Release of SyntraNet Integrated Care

•	January 21, 2021—GigCapital2 Secures $285 Million from Institutional Investors in Connection with UpHealth Holdings

•	January 1, 2021—Cloudbreak 2020 Year in Review: The Acceleration of Digital Health and Setting the Stage for 2021 Growth

•

November 23, 2020 – GigCapital2 Has Entered Into Business Combination Agreements With UpHealth and Cloudbreak to Form Combined Company to List on the NYSE, Creating a Unified and Profitable Global Digital Health Company

About the Transaction:

In November 2020, UpHealth, Cloudbreak and GigCapital2, a special-purpose acquisition company or SPAC, announced that they had each entered into definitive agreements for a business combination. Upon closing of the two business combinations, the combined operating company will be named UpHealth and will be listed on the New York Stock Exchange under the ticker symbol “UPH”. On January 21, 2021 GigCapital2 announced that it had signed subscription agreements with institutional investors for the sale of $255 Million of convertible notes and $30 Million of common stock in connection with the two business combinations with UpHealth and Cloudbreak. On March 23, 2021, GigCapital2 filed an amended registration statement on Form S-4/A in regards to the proposed combinations.

About UpHealth Holdings, Inc.

UpHealth is a global comprehensive digital health technology and tech-enabled services platform that empowers providers, health systems and payors globally to manage care for people with complex medical, behavioral and social needs, while dramatically improving access to primary care. For more information, please visit https://uphealthinc.com and follow us at @UphealthInc on Twitter, UpHealth Inc. on LinkedIn and @uphealthinc on Instagram.

About GigCapital Global and GigCapital2, Inc.

GigCapital Global (www.gigcapitalglobal.com) is a Private-to-Public Equity (PPE)™ investment group, sponsoring and operating Special Purpose Acquisition Companies (“SPAC”, also known as Blank-Check companies). Founded in 2017 by Dr. Avi Katz, the GigCapital Group and its sponsored SPACs are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and U.S. and non-U.S. public technology companies led by dedicated, innovative entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

GigCapital2, Inc. (NYSE: GIX, GIX.U, GIX.RT, and GIX.WS) (www.gigcapital2.com), GigCapital3, Inc. (NYSE: GIK, GIK.U and GIK.WS) (www.gigcapital3.com) and GigCapital4, Inc. (Nasdaq: GIG, GIGGU and GIGGW), are part of the GigCapital Group portfolio of Private-to-Public Equity (PPE)™ companies.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs made by the management of GigCapital2, UpHealth and/or Cloudbreak in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on UpHealth, Cloudbreak and GigCapital2 as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth, Cloudbreak or GigCapital2 will be those that we have anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the GigCapital2 stockholders will approve the business combinations, regulatory approvals, the ability of the post-combination company to meet the NYSE listing standards, product and service acceptance, and that UpHealth will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigCapital2’s filings with the SEC, and in GigCapital2’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigCapital2, UpHealth and/or Cloudbreak as of the date hereof, and GigCapital2, UpHealth and/or Cloudbreak assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed business combinations, GigCapital2 has filed a registration statement on Form S-4 with the SEC containing a preliminary proxy statement and a preliminary prospectus of GigCapital2, and after the registration statement is declared effective, GigCapital2 will mail a definitive proxy statement/prospectus relating to the proposed business combinations to its stockholders. This press release does not contain all the information that should be considered concerning the proposed business combinations and is not intended to form the basis of any investment decision or any other decision in respect of the business combinations. Additional information about the proposed business combinations and related transactions is described in GigCapital2’s Current Report on Form 8-K and combined proxy statement/prospectus relating to the proposed business combinations and the respective businesses of GigCapital2 and UpHealth and Cloudbreak that GigCapital2 has filed with the SEC. The proposed business combinations and related transactions will be submitted to stockholders of GigCapital2 for their consideration. GigCapital2’s stockholders and other interested persons are advised to read the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus, when available, and other documents filed in connection with GigCapital2’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combinations and related transactions, because these materials will contain important information about UpHealth , Cloudbreak, GigCapital2 and the proposed business combinations and related transactions. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combinations will be mailed to stockholders of GigCapital2 as of a record date to be established for voting on the proposed business combinations and related transactions.

Stockholders may also obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC by GigCapital2, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

UpHealth, Cloudbreak, GigCapital2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital2’s stockholders in respect of the proposed business combinations and related transactions. Information regarding GigCapital2’s directors and executive officers is available in its Form 10-K filed with the SEC on March 30, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the preliminary and definitive proxy statements/prospectus related to the proposed business combinations and related transactions when it becomes available, and which can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

CONTACTS:

FOR UPHEALTH

INVESTORS: Reed Anderson, reed.anderson@icrinc.com, +1 612-710-8617

MEDIA: Sean Leous, sean.leous@westwicke.com, + 1 646-866-4012

FOR GIGCAPITAL2

MEDIA/INVESTORS: Brian Ruby, brian.ruby@icrinc.com, +1 203-682-8268